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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2008

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Commission file number 1-8198

HSBC FINANCE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware _____________________________________ (State of incorporation)	86-1052062 ______________________________________________ (IRS Employer Identification Number)
26525 N. Riverwoods Boulevard Mettawa, Illinois ______________________________________________ (Address of principal executive offices)	60045 _____________________ (Zip Code)

Registrant's telephone number, including area code (224) 544-2000

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(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

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On May 30, 2008, a wholly owned subsidiary of the registrant sold all of the common stock of Household International Europe Limited, the holding company for the registrant’s United Kingdom operations, to HSBC Overseas Holdings (UK) Limited, a subsidiary of HSBC Holdings plc. The sales price was GBP 181 million (equivalent to approximately $359 million). With this sale, the registrant’s operations are now limited to North America. Because the sale of our United Kingdom operations is between affiliates under common control, the book value of the investment in our United Kingdom operations in excess of the consideration received which totaled approximately $590 million will be recorded as a decrease to common shareholder’s equity. Of this amount, approximately $210 million will be reflected as a decrease to additional paid in capital and approximately $380 million will be reflected as a decrease to foreign currency translation adjustments within other comprehensive income.

At April 30, 2008, assets of the United Kingdom business totaled $4.9 billion which consisted primarily of net receivables of $4.7 billion and liabilities of $4.0 billion which consisted primarily of amounts due to HSBC affiliates of $3.4 billion and long term debt of $245 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HSBC FINANCE CORPORATION (Registrant)
By: /s/ Patrick D. Schwartz Patrick D. Schwartz Executive Vice President, Deputy General Counsel and Corporate Secretary

Dated: June 5, 2008

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